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                                                                    EXHIBIT 10.1

NATURAL GAS SALES AGREEMENT

BY THIS NATURAL GAS SALES AGREEMENT ("AGREEMENT"), ENTERED INTO AS OF FEBRUARY 25TH, 2003, BIG APPLE ENERGY, LLC, A NEVADA CORPORATION ("SELLER"), AND U.S. GAS & ELECTRIC, INC., A DELAWARE CORPORATION ("BUYER") AGREE TO BE BOUND BY THE FOLLOWING TERMS AND CONDITIONS:

     1. SALE AND PURCHASE. Seller will sell and Buyer will purchase natural gas. Each sale and delivery by Seller and each purchase and receipt by Buyer will be made pursuant to this Agreement will be documented using the Sales Confirmation form labeled Appendix "A" attached hereto and incorporated herein. Buyer must purchase and receive, and Seller must sell and deliver, during the Term specified on the applicable Sales Confirmation, one hundred percent of the volumes of natural gas which Buyer schedules ("Scheduled Quantity"). Failure to buy or sell the Scheduled Quantity is a breach of this Agreement unless the failure is caused by an event of Force Majeure or a Transportation Interruption. A "Transportation Interruption" includes, but is not limited to, the refusal of Seller's Transporter or Buyer's Transporter to accept a properly made delivery/nomination by Seller or Buyer, as applicable, for transportation service, which is not the result of a breach of the contractual terms of the natural gas transportation arrangement by either Seller or Buyer, and which is neither initiated nor acquiesced in by the party to this Agreement subject to the interruption.

     2. NOTICES. Any notice, request, demand, or statement pursuant to this Agreement must be in writing and will be deemed given when deposited in the United States mail, first class postage prepaid, or when received by fax or reputable express service directed to the parties as follows:

SELLER: BIG APPLE ENERGY                BUYER: U.S. Gas & Electric
        23-35 Bell Boulevard                   290 NW 165th Street
        #109                                   Penthouse #2
        Bayside, New York 11360                North Miami Beach, Fl. 33169
Fax:    718-229-6328                    Fax:   305-949-7823

     3. BILLING AND PAYMENT. On or about the twenty-fifth day of each month, Seller will render a statement to Buyer showing the quantity of natural gas nominated for the subsequent month, the estimated price for the full month", based on existing pricing indexes, and the cost payable for the first seven (7) days of delivery, the initial "Delivery Period. Buyer will pay Seller the amount due for the initial Delivery Period so that Seller receives payment by the last business day prior to the start of the month. Upon the publishing of the applicable index prices, Seller will present to Buyer an updated statement with the appropriate index based pricing. Seller will invoice Buyer for the subsequent Delivery Period four (4) business days prior to the start of the Delivery Period. Buyer will pay Seller the amount due so that Seller receives payment no less than one (1) business day prior to the start of the Delivery Period. If Buyer fails to pay when due, Seller may suspend its performance hereunder to Buyer, but the suspension will not excuse Buyer's obligation to purchase natural gas from Seller in the volumes and during the term stated in the applicable Sales Confirmation.

All payments from Buyer to Seller shall be sent through FTA via Fed Funds to Seller at the address set out herein. Only Seller may request revisions to the address specified for payment herein, which requests shall not be made more than two times per year, unless due to merger or mandated by State or Federal regulations.

Big Apple Energy Wire Transfer Account
[Account Information]

Invoice Reference No. __________________

Please include invoice reference number in the text field of your wire transfer.

     4. TERM. This Agreement is effective as of the date written above and continues for a primary term of one year. This Agreement will automatically renew for successive one-year periods unless terminated by written notice of either party at least twenty-five days before the beginning of any renewal period.

     5. CREDITWORTHINESS. Seller entered into this Agreement based on Buyer's satisfaction of the Seller's initial credit requirements. Seller's continued performance of this Agreement is subject to Buyer's continued satisfaction of Seller's credit


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requirements, provided that so long as Buyer has not breached its payment obligations hereunder Seller will not terminate this Agreement or discontinue supplying natural gas in accordance with this Agreement.

     6. PRICE. For natural gas delivered at the Delivery Point(s), Buyer will pay Seller the price set forth in the applicable Sales Confirmation which will be Seller's cost of supply plus $0.04 per Decatherm. Price will be based on accepted price indexes including but not limited to, NYMEX, Gas Daily and Inside FERC. Buyer will also pay Seller for all taxes Seller incurs (including sales, use, distribution, or other taxes, but excluding income taxes) and any attorney's fees incurred in collecting any amounts that Buyer owes under this Agreement.

     7. DELIVERY POINT; TITLE. The Delivery Point(s) for natural gas sold hereunder is set forth in the applicable Sales Confirmation. Title to the natural gas and risk of loss therefore will pass from Seller to Buyer at the Delivery Point(s). After delivery, Seller will not be liable for any loss, damage, injury, or death caused by the natural gas.

     8. SPECIFICATIONS. Definitions, quality specifications and measurement, and tests will be as set forth in the tariff of Buyer's Transporter receiving the natural gas at the Delivery Point(s). Seller will deliver the natural gas in compliance with said tariff, free of liens, into the facilities of Buyer's Transporter receiving the natural gas at the Delivery Point(s).

     9. TRANSPORTATION. Seller will be responsible for transportation of the natural gas to the Delivery Point(s). Buyer will be responsible for transportation of the natural gas from the Delivery Point(s). Buyer and Seller will cooperate to ensure that nominations are made timely to all transporters and reflect actual expected deliveries and receipts. If either party becomes aware of any reason why the nominated volumes may not be delivered or taken, that party shall notify the other party as soon as possible. The parties will cooperate to ensure that corrected nominations are provided to all transporters as soon as possible. The parties will use reasonable efforts to avoid causing pipeline imbalances and to determine the cause of any imbalance for which a penalty may be imposed. The party responsible for causing an imbalance penalty will pay or reimburse the other party for such penalty regardless whether it is the shipper on the pipeline.

     10. AGENCY. Seller will act as Buyer's agent for purposes of (i) administering Buyer's transportation contracts with Buyer's Transporter(s), including nominating deliveries and receipts to Buyer's Transporter(s) for all natural gas to be delivered hereunder and receiving and verifying invoices from Buyer's Transporter(s) for natural gas delivered hereunder and (ii) subject to Buyer's prior approval of any contract thereof, entering into transportation contracts with one or more of Buyer's Transporter(s) in the name of and on behalf of Buyer to obtain transportation of gas purchased by Buyer hereunder to the Delivery Point(s).

     11. AGGREGATION. Seller will aggregate Customer's natural gas supply requirements with the requirements of other customers supplied by Seller pursuant to any available applicable pooling/aggregation arrangements.

     12. LAWS AND REGULATIONS. This Agreement is subject to all local, state, and federal laws and the orders, directives, rules, and regulations of governmental bodies and officials having jurisdiction. If during the Term of this Agreement any governmental regulator successfully asserts ratemaking jurisdiction over the sale or purchase of natural gas hereunder, Seller may terminate this Agreement without liability. The services provided by Seller are protected by the terms and conditions of this Agreement.

     13. DISPUTES; REMEDIES. Seller will attempt in good faith to resolve any dispute arising out of this Agreement ("Dispute"). If Seller cannot do so, Buyer may submit the Dispute for resolution in small claims court or, if the dollar amount of the Dispute exceeds small claims court jurisdiction, submit the Dispute to final, binding arbitration by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association. The remedy for Seller's breach of its obligations will be Seller's payment to Buyer of the amount, if any, by which (i) Buyer's costs to purchase replacement natural gas or other alternate fuel suitable for Buyer's requirements, up to the Scheduled Quantity, from any other source available to Buyer, including all costs, fees, and expenses incurred by Buyer in finding, purchasing, and transporting to Buyer's facilities an alternate source of natural gas or other alternate fuel, including any transportation, balancing, or standby supply costs or penalties incurred by Buyer under its contract(s) with Buyer's Transporter(s), exceeds
(ii) an amount equal to the quantity of replacement natural gas (or, as applicable, a quantity of natural gas equivalent to the quantity of such alternate fuel) purchased by Buyer, up to the Scheduled Quantity, times the Price set forth on the applicable Sales Confirmation. The remedy for Buyer's breach of its obligations shall be Buyer's payment to Seller of the amount, if any, by which (i) an amount equal to the quantity of natural gas not purchased by Buyer, up to the Scheduled Quantity, times the Price set forth on the applicable Sales Confirmation, including all costs, fees, and expenses incurred by Buyer in finding, selling, and transporting such natural gas to a third party, including any transportation or balancing costs or penalties incurred by Seller under its contract(s) with its transporter(s), exceeds (ii) the price Seller receives in its sale of such gas to a third party, up to the Scheduled Quantity.

     14. FORCE MAJEURE. Except for Buyer's obligation to pay for natural gas delivered, neither party will be liable for failure to perform hereunder when the failure is due to an event of Force Majeure, which means an occurrence beyond the control of the party claiming suspension of performance which cannot be prevented or overcome by the exercise of due diligence, including


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without limitation fire, floods, washouts, earthquakes, extraordinary storms or similar weather conditions, freezing or failure of wells or lines of pipe that affects a significant geographic area, strikes, lockouts, or other industrial disturbances, riots, legal interferences, arrest and restraint of government and people, civil disturbances, explosions, accidents to machinery, acts of God or public enemy, accident to or breakage of Seller's or Buyer's machinery or equipment, any recall by Buyer's Transporter of firm transportation capacity utilized by Buyer under a capacity release when such recall is required to preserve the integrity of Buyer's Transporter's facilities and service, government restraints or orders, or any other cause or event beyond the reasonable control of the non-performing Party, provided, however, that neither party will be relieved of liability to the other for any damage or expense caused or contributed to by its own negligence when such negligence is the proximate cause of its failure to perform, and provided further, that neither Party will be entitled to relief from liability by reason of an event of Force Majeure to the extent that (a) such Force Majeure event could have been prevented or avoided by the Party claiming Force Majeure through the exercise of due diligence; (b) such Party's inability to perform was caused by that Party's lack of funds; (c) such Party's inability to perform was caused by the interruption of interruptible gas transportation service (which interruption is not itself the result of an event of Force Majeure); or (d) such Party's inability to perform was caused by insufficient market demand which is not itself the result of an event of Force Majeure. Notwithstanding the foregoing, Buyer and Seller will use all reasonable efforts to continue deliveries of gas hereunder by any alternative means of transporting such gas to Buyer, to the extent that such alternative transportation is available to deliver gas to the facilities of Buyer at a reasonably economic cost. The Force Majeure shall, so far as possible, be reported to the other party immediately and remedied with all reasonable dispatch.

     15. MISCELLANEOUS. No waiver by either Seller or Buyer of any default of the other under this Agreement will waive any future default. Buyer may not assign this Agreement without Seller's prior written consent, which may not be unreasonably withheld. The terms and conditions hereof shall be kept confidential by the parties except to the extent required to obtain natural gas transportation or to comply with law. This Agreement will be governed by the laws of the State of New York. This Agreement will only be amended by a written instrument executed by the parties hereto. This Agreement contains the entire understanding of the parties with respect to the matter contained herein. There are no promises, covenants, or undertakings other than those expressly set forth herein. This agreement may be executed in multiple counterparts and has been executed by an authorized representative of each party.

SELLER: BIG APPLE ENERGY                BUYER: U.S. GAS & ELECTRIC, INC.


BY: /S/ VICTOR FERREIRA                 BY: /S/ DOUG MARCILLE
    ---------------------------------       ------------------------------------
NAME: VICTOR FERREIRA                   NAME:
TITLE: MANAGING MEMBER                        ----------------------------------
                                        TITLE:
                                               ---------------------------------


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